Registration No. 2-69458

                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

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                       Post-Effective Amendment No. 30(1)
                                    FORM S-20

                          Registration Statement Under
                           The Securities Act of 1933

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                    CANADIAN DERIVATIVES CLEARING CORPORATION
             (Exact name of registrant as specified in its charter)

                               800 Victoria Square
                                   P.O. Box 61
                            Montreal, Quebec H4Z 1A9
                                 (514) 871-2424
          (Address, including zip code and telephone number, including area code, of registrant's principal executive offices)

                                 Michel Favreau
                Senior Vice President and Chief Clearing Officer
                    Canadian Derivatives Clearing Corporation
                               800 Victoria Square
                                   P.O. Box 61
                            Montreal, Quebec H4Z 1A9
                                 (514) 871-3596
            (Name, address, including zip code and telephone number,
                   including area code, of agent for service)

                                    Copy to:
                              Dorsey & Whitney LLP
                        50 South Sixth Street, Suite 1500
                          Minneapolis, Minnesota 55402
                          Attention: Jonathan Van Horn

This Post-Effective Amendment No. 30 shall become effective on such date as the Securities and Exchange Commission shall determine in accordance with the provisions of Section 8(c) of the Securities Act of 1933, as amended.

----------
(1) Pursuant to Rule 401(e) this Post-Effective Amendment on Form S-20 amends the registrant's Registration Statement on Form S-1.

                                     PART I

PROSPECTUS                                              Registration No. 2-69458

                    CANADIAN DERIVATIVES CLEARING CORPORATION

                      Exchange Traded Put and Call Options

      This prospectus pertains to put and call options ("Puts" and "Calls," and, collectively, "Options") that may be purchased or sold in transactions on Bourse de Montreal Inc. (the "Bourse").

      The Options covered by this prospectus are issued by Canadian Derivatives Clearing Corporation (the "Corporation"). Each Option relates to a particular Underlying Interest (a security listed on a recognized Canadian securities exchange, a Canadian government bond or a Canadian stock index or sub-index). These Options are not listed or traded on any securities exchanges in the United States, although certain of the Underlying Interests are traded on one or more U.S. exchanges. Several U.S. exchanges are currently trading standardized options ("U.S. Options") relating to foreign securities that are listed on U.S. exchanges, including certain securities of Canadian issuers who have securities listed on U.S. exchanges. Certain U.S. Options relate to securities of Canadian issuers that are also Underlying Interests of the Options offered hereby. Investors may consult their U.S. brokers to determine whether such U.S. Options are available. The Options offered hereby and U.S. Options are not interchangeable and, although the terms and procedures applicable to the Options and to U.S. Options are similar, they are not identical in all respects. There may be additional risks for U.S. investors that buy or sell Options as the result of trading in a foreign market in a foreign currency.

      An options disclosure document entitled "The Characteristics and Risks of Listed Canadian Options" containing a description of the risks of options transactions is required to be furnished to option investors by their brokers. Copies of the options disclosure document can also be obtained without charge from the Corporation upon request or via the Corporation's internet web site at the address: http://www.cdcc.ca. The financial statements and certain additional information included in Part II of the registration statement filed by the Corporation registering the offer and sale of Options under the U.S. Securities Act of 1933, as amended, and the exhibits filed with the registration statement can be obtained without charge (i) from the Corporation upon request or (ii) from the Securities and Exchange Commission's internet website at the address: http://www.sec.gov.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

BOTH THE PURCHASE AND WRITING OF OPTIONS MAY INVOLVE SPECULATIVE RISKS, WHICH ARE NOT SUITABLE FOR MANY INVESTORS.

                The date of this Prospectus is April ___ , 2008.

      Both the purchase and writing of Options involve a high degree of risk and are not suitable for many investors. Such transactions should be entered into only by investors who have read and understand the options disclosure document, "The Characteristics and Risks of Listed Canadian Options", and who understand the nature and extent of their rights and obligations and are aware of the risks involved. In addition, U.S. investors may face certain difficulties in seeking to avail themselves of various remedies under United States or Canadian securities laws (see "Risks of Trading in Canadian Securities").

      No person has been authorized to give any information or to make any representations, other than those contained in this prospectus, and, if given or made, such other information or representations must not be relied upon as having been authorized by the Corporation or the Bourse. This prospectus does not constitute an offer to sell Options in any jurisdiction in which, or to any person to whom, it is unlawful to make such offer. Options will only be sold in Florida by dealers registered with the Department of Banking and Finance. The delivery of this prospectus does not imply that the information herein is correct as of any time subsequent to its date.

      Notice to Florida Residents: The Options were initially registered for sale to Florida residents on July 1, 1997 and are currently registered in Florida.

      Notice to Nebraska Residents: Options will only be sold in Nebraska by broker-dealers registered with the Nebraska Department of Banking and Finance. In addition, as a condition to the Nebraska securities registration covering the Options, only the following Options may be sold to Nebraska residents pursuant to such registration:

      (i) Options on securities issued or guaranteed by Canada, any Canadian province, any political subdivision of any such province or any agency or corporate or other instrumentality of one or more of the foregoing;

      (ii) Options on securities that are listed on (or equal in seniority with or senior to securities that are listed on) the New York Stock Exchange, the American Stock Exchange or the Nasdaq National Market; and

      (iii) Index Options.

                                TABLE OF CONTENTS

                                                                            Page
                                                                            ----

RISKS OF TRADING IN CANADIAN SECURITIES.......................................1

THE CORPORATION...............................................................1

DESCRIPTION OF OPTIONS........................................................2

         General..............................................................2
         Styles of Options....................................................3
         Certificateless Trading..............................................3

OBLIGATIONS OF THE CORPORATION................................................3

         Acceptance and Rejection of Transactions by the Corporation..........3
         Exercise of Options..................................................4
         Assignment of Exercise Notices.......................................5
         Delivery of Underlying Interests.....................................5
         Remedies.............................................................5

THE BACK-UP SYSTEM............................................................6

         The Clearing Member's Minimum Capital Requirements...................7
         The Clearing Member's Margin Deposits................................7
         The Corporation's Lien...............................................8
         The Clearing Fund....................................................8

ADDITIONAL INFORMATION........................................................9

FINANCIAL STATEMENTS.........................................................10

LEGAL OPINIONS...............................................................10

EXPERTS......................................................................10

                     RISKS OF TRADING IN CANADIAN SECURITIES

      The Corporation is incorporated under the laws of Canada and all of the Corporation's assets are outside of the United States. In addition, all of the Corporation's directors and officers and the persons named as experts in this prospectus are residents of Canada. Consequently, it may be difficult for investors to effect service of process within the United States upon such persons or to realize against them or the Corporation judgments of courts of the United States predicated upon civil liabilities under the United States securities laws. There is substantial doubt as to the enforceability in Canada in original actions or in actions for enforcement of judgments of the United States courts for liabilities predicated solely upon such laws.

      Although the Corporation, the Bourse and its members are subject to regulation by governmental authorities of various provinces of Canada, they are not subject to the regulatory jurisdiction of the Securities and Exchange Commission under the Securities Exchange Act of 1934 (the "1934 Act"), except for certain members that may be subject to regulation under the 1934 Act by virtue of their activities conducted in the United States. Therefore, although U.S. investors may be able to avail themselves of remedies under the 1934 Act as against their U.S. brokers, these remedies will generally not be available to U.S. investors as against the Corporation, the Bourse and most brokers in Canada. Although certain remedies may be available to U.S. investors and U.S. brokers as against Canadian persons under applicable provisions of certain Canadian securities laws, including the Securities Act (Ontario) and the Securities Act (Quebec), it may be necessary to commence legal actions in Canadian courts in order to seek relief under these laws. Further, where a Canadian broker has no direct relationship with a U.S. customer but simply acts as a correspondent of the customer's U.S. broker, the U.S. customer may be unable to assert any rights directly against the Canadian broker. However, U.S. brokers which do have a direct relationship with Canadian brokers may not suffer the same disability. As a practical and legal matter, it may be difficult or impossible for U.S. investors or U.S. brokers to assert any rights under either U.S. or Canadian law as against Canadian persons involved in the handling of Options transactions.

      Although the constitutions and rules of the Bourse are similar to the constitutions and rules of U.S. exchanges, there are differences.

                                 THE CORPORATION

      The Corporation serves as the issuer of every outstanding Option traded on the Bourse and bears the primary obligation to perform upon the exercise of an Option. In addition, the Corporation acts as the clearing facility through which the settlement of Options transactions effected on the Bourse is made.

      The Corporation was incorporated under the laws of Canada on September 29, 1974 as "The Canadian Clearing Corporation For Options Limited". The Corporation was also known as "Trans Canada Options Inc." before changing its name to its present name, Canadian Derivatives Clearing Corporation, in 1996.

      The Corporation was formed for the purpose of acting as the issuer and primary obligor of, and as the clearing facility for transactions in, options traded on the Toronto Stock Exchange


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

("TSX"). After acquiring The Montreal Options Clearing Corporation in 1977, the Corporation served as the issuer and primary obligor of, and as the clearing facility for, transactions in options traded on the Bourse, the TSX and the Vancouver Stock Exchange ("VSE").

      In 1999, the Alberta Stock Exchange ("ASE"), the Bourse, the TSX and the VSE agreed to a restructuring of the Canadian equities and derivatives markets in which the ASE and the VSE were combined to create a single junior equities market, all senior equities were transferred to the TSX and the Bourse became the exclusive Canadian exchange for exchange-traded derivative products, comprising any type of option and futures contracts, including options and futures on index participation units. As part of this restructuring program, the shares in the Corporation held by the TSX were transferred to the Bourse, effective March 31, 2000. The Bourse has been sole shareholder of the Corporation since the restructuring.

      The Board of Directors of the Corporation is comprised of six members, of which three are independent directors. An "independent director" is a director who is not a member of the Corporation (or an associated person of a member) or an officer or employee of the Corporation or the Bourse. The non-independent directors include a director of the Bourse, a representative from a member firm and the Corporation's Senior Vice President and Chief Clearing Officer.

      The principal office of the Corporation is located at 800 Victoria Square, Montreal, Quebec H4Z 1A9. The Corporation also has an office located at 65 Queen Street West, Suite 700, Toronto, Ontario M5H 2M5.

                             DESCRIPTION OF OPTIONS

General

      The securities covered by this prospectus are Put and Call Option contracts that may be purchased and sold in transactions on the Bourse. The Options are issued by the Corporation and each Option relates to a particular Underlying Interest. A Call Option gives the holder the right to purchase a specified amount or value of the Underlying Interest (in accordance with the rules of the Bourse and the Corporation) at the exercise price prior to or at a fixed expiration time. A Put Option gives the holder the right to sell a specified amount or value of the Underlying Interest (in accordance with the rules of the Bourse and the Corporation) at the exercise price prior to or at a fixed expiration time. The Underlying Interests are either (i) in the case of "Equity Options", equity securities listed on a recognized Canadian securities exchange, (ii) in the case of "Bond Options", Canadian government bonds or (iii) in the case of "Index Options", various Canadian stock indices and sub-indices. A list of the Underlying Interests and details of the terms of Options that are traded on the Bourse may be obtained from the Corporation, from the Bourse or from a Clearing Member of the Bourse.

      In the case of Equity Options and Bond Options, subject to certain limitations, the Clearing Member acting on behalf of a holder of a Call Option has the right to purchase from the Corporation, and the Clearing Member acting on behalf of a holder of a Put Option has the right to sell to the Corporation, the Underlying Interest covered by the Option at the exercise price at any time prior to the expiration of the Option. In the case of Index Options, subject to certain limitations, Options give the Clearing Member acting on behalf of a holder the right to receive a cash Exercise Settlement Amount. In the case of an Index Call Option, the cash Exercise Settlement Amount equals the amount by which the fixed exercise price of the Index Call Option is less than the settlement value of the underlying index on the expiration date, multiplied by 100. In the case of an Index Put Option, the cash Exercise Settlement Amount equals the amount by which the fixed exercise price of the Index Put Option exceeds the settlement value of the underlying index on the expiration date, multiplied by 100.

      Detailed information concerning the rights and obligations of holders and writers of Options and the risks associated with Options transactions is contained in an options disclosure document entitled "The Characteristics and Risks of Listed Canadian Options" prepared by the Corporation and filed with the Securities and Exchange Commission. Brokers are required to furnish the options disclosure document to their Options customers. Copies of the options disclosure document can also be obtained without charge from the Corporation upon request or via the Corporation's internet web site at the address: http://www.cdcc.ca.

Styles of Options

      The Options issued by the Corporation are classified as either American-style Options or European-style Options. The difference between the two styles of Options is their applicable exercise periods. American-style Options may be exercised at any time between their purchase and expiration. European-style Options may generally be exercised only during a specified period immediately prior to their expiration. At this time, all Equity Options and Bond Options are American-style Options and all Index Options are European-style Options. Index Options are currently exercisable only at expiration.

Certificateless Trading

      Certificates for Options will not be issued by the Corporation to evidence the issuance of Options. The ownership of Options is evidenced by the confirmations and periodic statements which customers receive from their brokers and which show each Put or Call held or written, the Underlying Interest and the number of shares of other units thereof subject to the Option, the exercise price and the expiration month.

                         OBLIGATIONS OF THE CORPORATION

      The obligations of the Corporation to its Clearing Members, acting on behalf of holders and writers of Options, are addressed in the Corporation's by-laws and rules, copies of which may be obtained in the manner described below under "Additional Information." The following is a brief summary of some, but not all, of those obligations and is qualified in its entirety by the provisions of the by-laws and rules themselves.

Acceptance and Rejection of Transactions by the Corporation

      An Option transaction is automatically accepted by the Corporation if it is included in the Corporation's summary of completed trades and if the premium has been paid. From the point of view of the Corporation, the premium for an Option purchased in a customer account is deemed to be paid only when the buyer's Clearing Member has paid its total net premium obligations to the Corporation for all Options purchased through that Clearing Member's account with the Corporation. If the Clearing Member does not make this payment, the Corporation may reject the transaction, notwithstanding that the customer may have paid the premium to his broker. The Corporation intends to reject all opening purchase transactions in which the premium is not paid, except when it determines that it has available adequate liquid assets of the defaulting Clearing Member to meet that Clearing Member's obligations to the Corporation. The Corporation also intends to reject closing purchase transactions in which the premium is not paid if the position being closed out is margined at the Corporation by the deposit of the Underlying Interest or an escrow receipt in respect thereof, and the Corporation intends to accept all closing purchase transactions where cash margin may be utilized to pay the premium.

      If a transaction is rejected for nonpayment of the premium, the Corporation will promptly notify the writer's Clearing Member. The writer will then have the remedies available under the Rules of the Corporation as well as the Rules of the Bourse.

Exercise of Options

      The exercise of an Option - whether a Put or a Call - takes place only through the Corporation by the timely submission of an exercise notice to the Corporation by the Clearing Member acting on behalf of the exercising holder. This means that a holder of an Option may only exercise it through the broker handling the account in which the Option is held who, if not itself the Clearing Member, must forward the exercise notice to the Clearing Member. If an Option is not properly exercised prior to its expiration, it will become worthless.

      In order to exercise an outstanding Option, the Clearing Member must submit an exercise notice in acceptable form to the Corporation not later than the expiration time of the Option. The expiration time should not be confused with the broker's cut-off time for exercising Options. Generally, in order to exercise an Option, a holder must so instruct his or her broker to exercise an Option prior to the broker's cut-off time for accepting exercise instructions (which will be earlier than the expiration time). Different brokers may have different cut-off times for accepting exercise instructions from holders and those cut-off times may be different for different types of Options. Customers must consult with their brokers to determine the applicable cut-off times for accepting exercise instructions.

      The Corporation assumes no responsibility for the timely or proper tender to it of exercise notices by Clearing Members. The failure of a Clearing Member (or of any broker) to transmit an exercise notice within the required time or in proper form will not result in any obligation on the part of the Corporation, although, depending on the circumstances, the Clearing Member or broker responsible for the failure may be liable.

      Every tender of an exercise notice to the Corporation is irrevocable. Upon the proper and timely tender of an exercise notice, the exercising Clearing Member acting on behalf of a holder will be under a contractual obligation to pay the exercise price for the Underlying Interest (in the case of a Call) or to deliver the Underlying Interest (in the case of a Put) on the settlement date, even though the Underlying Interest may change in value after the exercise notice has been tendered. When a Call is exercised, the exercising Clearing Member acting on behalf of a holder becomes subject to all of the risks of a holder of the Underlying Interest and to the applicable margin requirements.


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

Assignment of Exercise Notices

      The Corporation assigns each effective exercise notice that it receives to a Clearing Member acting on behalf of a writer of an Option having the same terms as the exercised Option. This Clearing Member is then obligated to sell (in the case of a Call) or purchase (in the case of a Put) the Underlying Interest represented by the Option against payment of the exercise price, or, in the case of an Index Option, to pay the Exercise Settlement Amount.

      The Corporation assigns any exercise notice properly received by it before 5:30 p.m. on any business day prior to the expiration date, or before the expiration time on the expiration date, as of the day of receipt. The Corporation randomly assigns each exercise notice to a Clearing Member whose account with the Corporation reflects the writing of an Option of the same series as the exercised Option.

      If the Corporation assigns an exercise notice to a Clearing Member, that Member is required to reassign the exercise notice to a customer maintaining a position as a writer in its account with the Clearing Member, or to a broker who has cleared a writing transaction through the Clearing Member.

Delivery of Underlying Interests

      In the case of Equity Options and Bond Options, the Clearing Member to whom an exercise notice with respect to a Call Option is assigned or the Clearing Member who is exercising the Put is required to deliver the Underlying Interest in good deliverable form (as defined in the rules of the Corporation and the rules of the Bourse) against the payment of the exercise price. Transactions in Underlying Interests arising from exercise notices will be cleared through the systems used for settlement of transactions in such Underlying Interests.

      Upon the exercise of an Index Option, the Exercise Settlement Amount is credited to the exercising Clearing Member's account with the Corporation and charged to the account of the assigned Clearing Member. In the unlikely event that an out-of-the-money Option were to be exercised, the Exercise Settlement Amount would be negative and the flow of funds would be reversed.

      For Equity Options and Bond Options, the obligations of the Corporation are discharged upon delivery of the Underlying Interest to the Clearing Member representing the exercising holder (in the case of a Call) or the assigned writer (in the case of a Put). For Index Options, the Corporation's obligations are discharged when the Exercise Settlement Amount is credited to the account of the exercising Clearing Member. The Corporation will have no responsibility if the Clearing Member should subsequently fail to deliver the Underlying Interest or Exercise Settlement Amount to the exercising holder, or the assigned writer, as the case may be.

Remedies

      If, following the exercise and assignment of an Option, the Clearing Member required to make delivery fails to complete such delivery by the settlement date, such Clearing Member will be in default of its obligations. The Corporation may take or cause, authorize or require to be taken whatever steps it may deem necessary to effect delivery or otherwise settle with the receiving Clearing Member. Without limiting the generality of the foregoing, the Corporation may acquire and deliver the Underlying Interest on the open market, enter into an agreement with the receiving Clearing Member and the delivering Clearing Member relating to the failed delivery and/or take such other action as the Corporation may, in its absolute discretion, deem appropriate or necessary in order to ensure that Clearing Members' obligations are fulfilled and any such action shall constitute an obligation of the delivering Clearing Member. In the event that the purchase of the undelivered Underlying Interest at the best available market for the account of the receiving Clearing Member exceeds the exercise price, the defaulting delivering Clearing Member shall be liable for and shall promptly pay to the Corporation or the receiving Clearing Member, as the case may be, the amount of such difference.

      If the receiving Clearing Member required to receive the Underlying Interest fails to receive, or fails to pay the exercise price for, all the Underlying Interest delivered to it in good deliverable form in fulfillment of an exercised Option, and such failure shall continue beyond 1:45 p.m. on the settlement date, the receiving Clearing Member will be in default of its obligations. The Corporation may take or cause, authorize or require to be taken whatever steps it may deem necessary to effect payment to, or otherwise settle with, the delivering Clearing Member. Without limiting the generality of the foregoing, the Corporation or the delivering Clearing Member may, upon notice to the defaulting receiving Clearing Member and, if such action is taken by the delivering Clearing Member, to the Corporation, sell out in the best available market, for the account and liability of the defaulting receiving Clearing Member, all or any part of the undelivered Underlying Interest and/or take such other action as the Corporation may, in its absolute discretion, deem appropriate or necessary in order to ensure that the Clearing Members' obligations are fulfilled and any such action shall constitute an obligation of the receiving Clearing Member. Notice of any deficiency arising from such sell-out shall be submitted immediately to the Corporation and the defaulting receiving Clearing Member. The defaulting receiving Clearing Member shall pay promptly, and in any event prior to 10:00 a.m. on the business day following the day on which the sell-out is executed, to the delivering Clearing Member the difference, if any, between the exercise price and the price at which such Underlying Interest was sold out.

      If a party to an Index Option exercise is suspended or fails to pay the Exercise Settlement Amount, there is no underlying security to be bought in or sold out by the other party. Accordingly, the Corporation is substituted for the defaulting Clearing Member and is obligated to pay or receive the Exercise Settlement Amount in due course on its behalf.

                               THE BACK-UP SYSTEM

      The settlement procedures of the Corporation are designed so that for every outstanding Option there will be a writer, and a Clearing Member representing the writer (unless the Clearing Member is also the writer), of an Option of the same series who has undertaken to perform the obligations of the Corporation in the event an exercise notice for the Option is assigned to it. As a result, no matter how many Options of a particular series may be outstanding at any time, there will always be a group of writers of options of the same series who, in the aggregate, have undertaken to perform the Corporation's obligations with respect to such Options.


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

      Once an exercise notice for an Option is assigned to a particular Clearing Member representing a writer, that Clearing Member is contractually obligated to deliver the Underlying Interest (in the case of a Call), to pay the exercise price (in the case of a Put) or to pay the Exercise Settlement Amount (in the case of an Index Option) in accordance with the terms of the Option. This contractual obligation of the Clearing Member representing the writer is secured by the securities or other margin which the Clearing Member representing the writer is required to deposit with the Corporation.

      The Clearing Member representing the writer is also obligated, whether or not its customer performs, to perform the writer's obligations on an assigned Option. As described below, standing behind a Clearing Member's obligations are the Clearing Member's minimum capital requirements, the Clearing Member's margin deposits with the Corporation, the Corporation's lien or pledge on certain of the Clearing Member's assets and the clearing fund. Neither the Bourse nor any approved participant of the Bourse (except as such approved participant may be the writer or a Clearing Member or a broker representing the writer to whom an exercise notice has been assigned) has an obligation for the performance of any Option upon the exercise thereof.

The Clearing Member's Minimum Capital Requirements.

      A Clearing Member must be either (i) a member of an exchange recognized by a Canadian province or (ii) a bank to which the Bank Act (Canada) applies. Clearing Members that are members of a recognized Canadian exchange must maintain the minimum capital requirements pursuant to the regulations of the Investment Dealers Association of Canada or of the exchange of which it is a member and the minimum capital requirements set by the regulations under applicable securities legislation. Clearing Members that are banks subject to the Bank Act (Canada) must meet either (a) the minimum capital adequacy requirements and liquidity requirements that may be set from time to time under the Bank Act (Canada) and the regulations thereto, or (b) the minimum capital adequacy requirements and liquidity requirements that may be set from time to time by the Canadian Office of the Superintendent of Financial Institutions.

      Although the Corporation and the Bourse seek to achieve compliance with the minimum capital requirements by their respective members, including Clearing Members, neither the Corporation nor the Bourse is liable for any damages suffered as a result of any Clearing Member's failure to comply with its minimum capital requirements.

The Clearing Member's Margin Deposits.

      Each Clearing Member is required, with respect to each Option for which it represents the writer, either, in the case of a Call, to deposit the Underlying Interest represented by the Option (or, in certain cases, a security exchangeable for or convertible into the Underlying Interest, herein referred to as the "other security") or, in the case of a Call or a Put, to deposit and maintain specified margin with the Corporation. The deposit of the Underlying Interest (or other security) is made electronically within a central securities depository to the Corporation. For this purpose, the Corporation has pledging arrangements with The Canadian Depository for Securities and The Depository Trust Company. Clearing Members may also file with the

Corporation put guarantee letters issued by approved financial institutions. A put guarantee letter is a representation by the issuing financial institution to the Corporation that a customer's securities are held in safe custody to the order of the Corporation. Although the Corporation has no reason to believe that any approved financial institution or depository will not promptly deliver the Underlying Interest in accordance with the terms of its agreement with the Corporation, there can be no assurances that a financial institution or depository will not default under the terms of such agreement, and a default could adversely affect the Corporation's ability to perform its obligations as the issuer of Options.

      The Clearing Member must maintain with the Corporation a margin deposit in an amount prescribed by the Corporation. The Clearing Member may maintain such margin in the form of cash, securities issued or guaranteed by the government of Canada, bank letters of credit, bankers' acceptances or valued securities. The Corporation may from time to time accept other forms of margin deposit in accordance with its operating policies then in effect.

      If an exercise notice has been assigned to a Clearing Member in respect of an Option held in a short position, it is required (in the event that the Underlying Interest represented by the Option has not been deposited) to maintain margin with the Corporation with respect to the assigned Option in an amount prescribed by the Corporation.

      The Corporation is authorized to require any Clearing Member to deposit higher margins at any time in the event it deems such action necessary and appropriate in the circumstances to protect the interests of the other Clearing Members, the Corporation or the public.

The Corporation's Lien.

      In the event that a Clearing Member defaults in its obligations under the Corporation's rules respecting the fulfillment of any Options contract, the securities (including customers' securities), margin, clearing funds and other funds deposited by such Clearing Member (and, where required, clearing funds deposited by other Clearing Members) with or to the order of the Corporation may be applied by the Corporation to fulfill such Clearing Member's obligations. The proceeds from the securities of a customer of a Clearing Member may be used only to satisfy the obligations of such Clearing Member relating to its customer accounts.

The Clearing Fund.

      Upon acceptance as a Clearing Member of the Corporation, each Clearing Member must maintain a minimum amount of assets at all times in a clearing fund maintained by the Corporation. For those Clearing Members admitted to clear Options, the minimum deposit is $25,000. Thereafter, the amount of each member's Clearing Fund deposit will vary depending upon the member's level of uncovered residual risk, but in no event will decline below the minimum deposit. All Clearing Fund deposits must be made in cash or by the deposit of securities issued or guaranteed by the government of Canada and approved by the Corporation.

      If a Clearing Member fails to discharge any obligation to the Corporation, that Clearing Member's clearing fund deposit may be applied to the discharge of that obligation. If there is a deficiency in its clearing fund deposit, the Clearing Member is liable to the Corporation for the full amount of that deficiency. If a Clearing Member's obligation to the Corporation exceeds its total clearing fund deposit, the amount of the deficiency will be charged pro rata by the Corporation against all other Clearing Members' deposits to the clearing fund. Whenever any amount is paid out of the clearing fund as a result of any such pro rata charge, every other Clearing Member is required promptly to make good any deficiency in its own deposit resulting from such payment. However, no Clearing Member is required to pay more than an additional 100% of the amount of its prescribed clearing fund deposit if: (a) within three business days following the pro rata charge it notifies the Corporation that it is terminating its membership and closes out or transfers all of its clearing positions; (b) no opening transactions are submitted for clearance through any of the Clearing Member's accounts after the giving of such notice; and (c) the Clearing Member closes out or transfers all of its open positions as promptly as practicable after the giving of such notice.

      Clearing Members' deposits to the clearing fund may be applied to the discharge of any of their obligations to the Corporation, including obligations arising from transactions on an exchange accepted for clearance by the Corporation, or the assignment of Option exercise notices. The Clearing Fund is not a general indemnity fund available to other persons (whether or not they are customers of a Clearing Member) for the payment of any other obligation.

      The Corporation will also have available its own assets in the event that the clearing fund is deficient. However, the assets of the Corporation are limited.

                             ADDITIONAL INFORMATION

      Important information regarding the risks and uses of Options is contained in the options disclosure document prepared by the Corporation entitled "The Characteristics and Risks of Listed Canadian Options" referred to above under the caption "Description of Options -- General." Brokers are required to furnish the options disclosure document to their customers. Copies of the options disclosure document can also be obtained without charge from the Corporation via the Corporation's internet web site at the address: http://www.cdcc.ca.

      This prospectus contains a brief description of the rights and obligations of holders and writers of Options summarized from provisions of the by-laws and rules of the Corporation and the rules of the Bourse as in effect on the date of this prospectus. These documents may be inspected at the Montreal and Toronto offices of the Corporation, and at the offices of the Bourse. In addition, the rules and bylaws of the Corporation are available electronically at the Corporation's internet web site at the address: http://www.cdcc.ca. The rules of the Bourse are available electronically at the Bourse's internet website at the address: http://www.m-x.ca.

      This prospectus forms part of a registration statement filed with the Securities and Exchange Commission by the Corporation registering the offer and sale of Options under the U.S. Securities Act of 1933, as amended. Information regarding the Corporation not included in this prospectus but filed with the Securities and Exchange Commission as Part II of the Corporation's registration statement and the exhibits filed with the registration statement can be obtained without charge (i) from the Corporation upon request or (ii) from the Securities and Exchange Commission's internet website at the address: http://www.sec.gov.

                              FINANCIAL STATEMENTS

      There are set forth in Part II of the Corporation's registration statement: audited consolidated balance sheets of the Corporation as at December 31, 2007 and 2006; and audited consolidated statements of earnings and comprehensive income, retained earnings and cash flows for each of the fiscal years ended December 31, 2007, December 31, 2006 and December 31, 2005.

      All dollar amounts in the following financial statements are expressed in Canadian dollars. A floating exchange rate determines the value of the Canadian dollar against the U.S. dollar. That exchange rate is published daily in the financial section of most major newspapers.

      A purchaser of an Option acquires no ownership interest in the Corporation itself and holders of Options rely primarily on the Corporation's back-up system rather than its assets to stand behind the Corporation's obligations in respect of the Options that it issues.

      Although the Bourse is not an issuer of or obligor on the Options, the financial statements of the Bourse may be relevant to the continued operations of the Corporation and are available for inspection at the Montreal and Toronto offices of the Corporation and at the offices of the Bourse without charge.

                                 LEGAL OPINIONS

      The Corporation's general counsel has given its opinion that the Options covered by this prospectus have been duly authorized and, when duly issued in accordance with the by-laws and rules of the Corporation, will be valid and legally binding obligations of the Corporation in accordance with and subject to such by-laws and rules.

                                     EXPERTS

      The consolidated financial statements of the Corporation as of December 31, 2007 and December 31, 2006 and for the years ended December 31, 2007, December 31, 2006 and December 31, 2005 are included in Part II of the
Corporation's registration statement and have been audited by KPMG LLP, Chartered Accountants, as stated in their report included therein. Such consolidated financial statements have been so included in reliance upon the report of KPMG LLP, given upon authority of KPMG LLP as experts in accounting and auditing.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 4.  Directors and Executive Officers

      As of the date of this Post-Effective Amendment, the Board of Directors of Canadian Derivatives Clearing Corporation (the "Corporation") consists of six Directors. None of the Directors of the Corporation serves as a director for any company that has a class of securities registered under or is otherwise subject to the Securities Exchange Act of 1934, as amended, or for any company that is registered as an investment company under the Investment Company Act of 1940, as amended.

      As of the date of this Post-Effective Amendment, the Directors of the Corporation are as follows:

                                       Directors

Name:                     Age:     Position with the Corporation:      Director Since:
-----                     ----     ------------------------------      ---------------
Marie-Claude Beaulieu      42     --                                        2003

Luc Bertrand               53     --                                        2000

Peter Copestake            53     --                                        2003

Stephen J. Elgee           49     --                                        2006

Michel Favreau             45     Senior Vice President and Chief           2001
                                  Clearing Officer

Claude Turcot              53     --                                        1999

      As of the date of this Post-Effective Amendment, the Executive Officers of the Corporation are as follows:

                               Executive Officers

Name:                       Age:   Office:                                  Officer Since:
-----                       ----   -------                                  --------------
Michel Favreau              45     Senior Vice President and Chief               2001
                                   Clearing Officer

Lara Krivokucha             39     Director, Risk Management                     2002

Melanie Meunier             33     Assistant Secretary                           2007

Alain Miquelon              40     Treasurer                                     2007

Joelle Saint-Arnault        50     Secretary                                     2002

Roger G. Warner             50     Director, Operations                          1995

      The principal occupations of the Directors and Executive Officers of the Corporation are now and during the past five years have been as follows:

      Dr. Marie-Claude Beaulieu is professor of finance at the Universite Laval. She obtained her Ph.D. from Queen's University in 1994 and has been associated with Laval ever since, being promoted to full professor in 2002. Dr. Beaulieu is a fellow of an interuniversity public policy research centre (Centre de recherche sur le risque, les politiques economiques et l'emploi), and has published numerous academic papers in finance.

      Mr. Luc Bertrand has been President and Chief Executive Officer of Bourse de Montreal Inc. (the "Bourse"), the Canadian Derivatives Exchange, since March 2000. He has been on the Executive Committee of the Bourse since 1998 and has been on its Governing Committee and Board of Directors since 1992. Mr. Bertrand also serves as Vice Chairman of the board of directors of the Boston Options Exchange Group LLC. Mr. Bertrand was formerly Vice President and Managing Director, Institutional Sales, National Bank Financial Inc., an investment dealer. From 1993 to 1996, he was Partner, Executive Vice President and Resident Director (Quebec), of Deacon Capital Corporation, a Canadian securities dealer.

      Mr. Peter Copestake is the Executive in Residence at the Queen's University School of Business. Mr. Copestake served as Senior Vice President and Treasurer of Manulife Financial Corporation, a Canadian-based financial services group, from October 1999 to April 2007. Over the past 25 years, and prior to joining Manulife, Mr. Copestake has held a variety of senior treasury management positions at Canadian chartered banks, and as a regulator in the Canadian Federal Department of Finance.

      Mr. Stephen J. Elgee has been the President of Faversham Holdings Inc., a financial services consulting firm, since March 2006. Prior to that, he held a variety of positions at BMO Nesbitt Burns, an investment dealer, culminating in his appointment as an Executive Managing Director in 1995. Mr. Elgee has also served as a director of the Bourse since April 2001.

      Mr. Michel Favreau has been Senior Vice President and Chief Clearing Officer of the Corporation and Senior Vice President of the Bourse since May 2001. From 1999 to 2001 he was the Corporate Secretary at Natexis Capital Brokerage, the stock brokerage subsidiary of the Banques Populaires banking group. From 1989 to 1999, Mr. Favreau was Senior Vice President of Matif SA Clearing House, a French financial futures exchange and clearing house.

      Ms. Lara Krivokucha has been Director, Risk Management of the Corporation since March 2002. From 1997 to 2002 she was Vice President, Credit Risk Management, at Deutsche Bank, an international investment bank. From 1996 to 1997, Ms. Krivokucha was Vice President, Credit Risk Management, at Bear Stearns, an international investment bank.

      Ms. Melanie Meunier has been Assistant Secretary of the Corporation since July 2007. Ms. Meunier has served as Legal Counsel to the Bourse since February 2003 and as Assistant Corporate Secretary of the Bourse since July 2007.

      Mr. Alain Miquelon has been the Treasurer of the Corporation since October 2007. Mr. Miquelon has served as Executive Vice President and Head of Strategic Development of the Bourse since August 2007 and as Chief Financial Officer of the Bourse since October 2007. From December 2004 to February 2007, Mr. Miquelon was Chief Operating Officer of Mediagrif Interactive Technologies, an operator of e-business networks and provider of e-business solutions. From January 2000 to December 2004, Mr. Miquelon was Executive Vice President and Chief Financial Officer of Mediagrif Interactive Technologies.

      Ms. Joelle Saint-Arnault has been Secretary of the Corporation since July 2002. Ms. Saint-Arnault has served as Vice President, Legal Affairs and Secretary of the Bourse since June 2002 and as Secretary and General Counsel since August 2000. She served as legal counsel at the Commission des valeurs mobilieres du Quebec, the securities regulator in Quebec now known as the Autorite des marches financiers, from November 1985 to July 2000.

      Mr. Claude Turcot is Senior Vice President, Quantitative Management and a Director of Standard Life Investments, Inc., a provider of investment management services. Mr. Turcot has been associated with and has held various positions with the company (formerly Standard Life Portfolio Management Ltd.) since 1988.

      Mr. Roger G. Warner has been Director, Operations of the Corporation since March 2000. Mr. Warner served the Corporation as Project Manager for Year 2000 issues from March 1998 to March 2000 and as Director, Information Technology from January 1995 to March 1998. From May 1992 to January 1995, he was Manager, Information Systems of the Corporation.

Item 5.  Legal Proceedings.

      None.

Item 6.  Legal Opinions and Experts.

                                 LEGAL OPINIONS

      The general counsel of the Corporation has given its opinion that the Options covered by this Post-Effective Amendment have been duly authorized and, when duly issued in accordance with the by-laws and rules of the Corporation, will be valid and legally binding obligations of the Corporation in accordance with and subject to such by-laws and rules.

                                     EXPERTS

      The consolidated financial statements of the Corporation included in this Post-Effective Amendment as of December 31, 2007 and December 31, 2006 and for the years ended December 31, 2007, December 31, 2006 and December 31, 2005 have been audited by KPMG LLP, Chartered Accountants, as stated in their report included herein. Such consolidated financial statements have been so included in reliance upon the report of KPMG LLP given upon authority of KPMG LLP as experts in accounting and auditing.

Item 7.  Financial Statements.

      There are set forth below: audited consolidated balance sheets of the Corporation as of December 31, 2007 and December 31, 2006 and audited consolidated statements of earnings and comprehensive income, retained earnings and cash flows for each of the fiscal years ended December 31, 2007, December 31, 2006 and December 31, 2005.

      A purchaser of an Option acquires no ownership interest in the Corporation itself and holders of Options rely primarily on the Corporation's back-up system rather than its assets to stand behind the Corporation's obligations in respect of the Options that it issues.

      Although the Bourse is not an issuer of or obligor on the Options, the financial statements of the Bourse may be relevant to the continued operations of the Corporation and are available for inspection at the Montreal and Toronto offices of the Corporation and at the Bourse without charge.

Item 8.  Undertakings.

      The undersigned registrant hereby undertakes to file a post-effective amendment, not later than 120 days after the end of each fiscal year subsequent to that covered by the financial statements presented herein, containing financial statements meeting the requirements of Regulation S-X and the supplementary financial information specified by Item 12 of Regulation S-K.

      The undersigned registrant hereby undertakes not to issue, clear, guarantee or accept any security registered herein until there is a definitive options disclosure document meeting the requirements of Rule 9b-1 of the Securities Exchange Act of 1934 with respect to the class options.

                              FINANCIAL STATEMENTS

                                                                           Page:

Auditors' Report                                                           II-7

Consolidated Balance Sheets as of December 31, 2007 and 2006               II-8

Consolidated Statements of Earnings and Comprehensive Income               II-9
for the Years Ended December 31, 2007, 2006 and 2005

Consolidated Statements of Retained Earnings for the Years Ended           II-10
December 31, 2007, 2006 and 2005

Consolidated Statements of Cash Flows for the Years                        II-11
Ended December 31, 2007, 2006 and 2005

Notes to Consolidated Financial Statements                                 II-12
kpmg

                 Consolidated Financial Statements of

                 CANADIAN DERIVATIVES
                 CLEARING CORPORATION

                 Years ended December 31, 2007, 2006 and 2005

AUDITORS' REPORT

To the Board of Directors of
Canadian Derivatives Clearing Corporation

We have audited the consolidated balance sheets of Canadian Derivatives Clearing Corporation (the "Corporation") as at December 31, 2007 and 2006 and the consolidated statements of earnings and comprehensive income, retained earnings and cash flows for the years ended December 31, 2007, 2006 and 2005. These financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with Canadian and United States generally accepted auditing standards. Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.

In our opinion, these consolidated financial statements present fairly, in all material respects, the financial position of the Corporation as at December 31, 2007 and 2006 and the results of its operations and its cash flows for the years ended December 31, 2007, 2006 and 2005 in accordance with Canadian generally accepted accounting principles.

Chartered Accountants

/s/ KPMG LLP

Montreal, Canada

January 29, 2008, except for note 14, which is as at March 6, 2008

CANADIAN DERIVATIVES
CLEARING CORPORATION
Consolidated Balance Sheets

December 31, 2007 and 2006
(in thousands of dollars)

================================================================================================
                                                                       2007                 2006
------------------------------------------------------------------------------------------------
Assets

Current assets:
     Cash and cash equivalents                                $         134        $       5,132
     Temporary investments (note 3)                                  10,497                9,992
     Receivables                                                      1,022                1,190
     Daily settlements due from clearing members                     23,817                6,951
     Clearing members' cash margin deposits (note 4)                    492                2,312
     Clearing fund cash deposits (note 4)                            22,949               14,807
     Prepaid expenses                                                    65                  114
------------------------------------------------------------------------------------------------
                                                                     58,976               40,498

Capital assets (note 5)                                                 766                  474
Future income taxes (note 6)                                          1,049                1,148

------------------------------------------------------------------------------------------------
                                                              $      60,791        $      42,120
================================================================================================

Liabilities and Shareholder's Equity

Current liabilities:
     Accounts payable and accrued liabilities                 $         765        $         927
     Dividend payable                                                    -                 5,000
     Daily settlements due to clearing members                       23,817                6,951
     Clearing members' cash margin deposits (note 4)                    492                2,312
     Clearing fund cash deposits (note 4)                            22,949               14,807
     Income taxes payable                                               222                1,010
------------------------------------------------------------------------------------------------
                                                                     48,245               31,007

Shareholder's equity:
     Capital stock (note 7)                                             200                  200
     Retained earnings                                               12,346               10,913
------------------------------------------------------------------------------------------------
                                                                     12,546               11,113

Commitments (note 8)

------------------------------------------------------------------------------------------------
                                                              $      60,791        $      42,120
================================================================================================

See accompanying notes to consolidated financial statements.

On behalf of the Board:


/S/ Claude Turcot                                   /S/ Michel Favreau
------------------------------                      ----------------------------
Director                                            Director

CANADIAN DERIVATIVES
CLEARING CORPORATION
Consolidated Statements of Earnings and Comprehensive Income

Years ended December 31, 2007, 2006 and 2005
(in thousands of dollars)

==============================================================================================================
                                                                 2007                2006                 2005
--------------------------------------------------------------------------------------------------------------
Revenues:
     Clearing fees                                     $      13,910        $      12,989        $       9,609
     Membership and other income                                 264                  259                  387
     ---------------------------------------------------------------------------------------------------------
                                                              14,174               13,248                9,996

Expenses:
     Compensation and benefits (note 11)                       2,473                2,451                2,234
     Occupancy                                                   337                  327                  389
     Computer licenses and maintenance                           249                  247                  470
     Amortization of capital assets                               97                   91                  247
     General and administrative (note 11)                      1,586                1,530                1,390
     Telecommunications                                          170                  210                  171
     ---------------------------------------------------------------------------------------------------------
                                                               4,912                4,856                4,901

--------------------------------------------------------------------------------------------------------------
Earnings before investment income
   and income taxes                                            9,262                8,392                5,095

Investment income                                              1,016                1,072                  556

Loss on disposal of investment in
   a joint venture (note 2)                                       --                  --                   (21)

--------------------------------------------------------------------------------------------------------------
Earnings before income taxes                                  10,278                9,464                5,630

Income taxes (note 6):
         Current                                               2,979                2,631                1,681
         Future                                                   29                 (992)                 (18)
         -----------------------------------------------------------------------------------------------------
                                                               3,008                1,639                1,663

--------------------------------------------------------------------------------------------------------------
Net earnings and comprehensive income                  $       7,270        $       7,825        $       3,967
==============================================================================================================

See accompanying notes to consolidated financial statements.

CANADIAN DERIVATIVES
CLEARING CORPORATION
Consolidated Statements of Retained Earnings

Years ended December 31, 2007, 2006 and 2005
(in thousands of dollars)

==============================================================================================================
                                                                 2007                2006                 2005
--------------------------------------------------------------------------------------------------------------
Retained earnings, beginning of year                   $      10,913        $      10,688        $      11,721

Net earnings                                                   7,270                7,825                3,967

Impact of initial adoption of new accounting
   standard (note 1 (a))                                         163                   --                   --

Dividend on common shares                                     (6,000)              (7,600)              (5,000)

--------------------------------------------------------------------------------------------------------------
Retained earnings, end of year                         $      12,346        $      10,913        $      10,688
==============================================================================================================

See accompanying notes to consolidated financial statements.

CANADIAN DERIVATIVES
CLEARING CORPORATION
Consolidated Statements of Cash Flows

Years ended December 31, 2007, 2006 and 2005
(in thousands of dollars)

==================================================================================================================
                                                                          2007              2006              2005
------------------------------------------------------------------------------------------------------------------
Cash flows from (used in) operating activities:
     Net earnings                                                  $     7,270       $     7,825       $     3,967
     Adjustments for:
         Amortization of capital assets                                     97                91               247
         Amortization of premiums (discounts)
           on investments                                                  (17)                5                (3)
         Interest income on discount investments                          (141)             (124)             (217)
         Future income taxes                                                29              (992)              (18)
         Loss on disposal of investment in
           a joint venture (note 2)                                         --                --                21
         Change in fair value of held-for-trading
           financial instruments                                           197                --                --
     Net change in non-cash operating assets
       and liabilities (note 9)                                           (498)             (274)               38
     -------------------------------------------------------------------------------------------------------------
                                                                         6,937             6,531             4,035

Cash flows from (used in) investing activities (note 9):
     Purchase of capital assets                                           (624)             (142)             (103)
     Purchase of investments                                           (58,542)          (71,924)          (87,697)
     Sale of investments                                                58,231            70,419            85,533
     Disposal of investment in a joint venture                              --                --               (21)
     -------------------------------------------------------------------------------------------------------------
                                                                          (935)           (1,647)           (2,288)

Cash flows from (used in) financing activities:
     Dividends                                                         (11,000)           (7,600)               --

------------------------------------------------------------------------------------------------------------------
Net (decrease) increase in cash and cash equivalents                    (4,998)           (2,716)            1,747

Cash and cash equivalents, beginning of year                             5,132             7,848             6,101

------------------------------------------------------------------------------------------------------------------
Cash and cash equivalents, end of year                             $       134       $     5,132       $     7,848
==================================================================================================================

 Cash and cash equivalents are comprised of:
     Cash                                                          $       600       $       535       $       804
     Bankers' acceptances                                                   --             4,597             4,752
     Treasury bills                                                        150                --             2,292
     Unsettled investment transactions                                    (616)               --                --

------------------------------------------------------------------------------------------------------------------
                                                                   $       134       $     5,132       $     7,848
==================================================================================================================

See accompanying notes to consolidated financial statements.

CANADIAN DERIVATIVES
CLEARING CORPORATION
Notes to Consolidated Financial Statements

Years ended December 31, 2007, 2006 and 2005
(in thousands of dollars, except the number of shares)

================================================================================

      Canadian   Derivatives   Clearing   Corporation  (the   "Corporation")  is
      incorporated under the Canada Business Corporations Act and is wholly-owned by Bourse de Montreal Inc. ("MX"). The Corporation is the issuer, clearing house and guarantor for options and futures contracts traded on MX.

      On December 19, 2005, the Corporation disposed of its joint venture, Clearco Inc. ("Clearco"), which provided clearing and delivery services to the Canadian Energy Clearing Trust (the "CECT"). Clearco was not the guarantor of any contracts traded by the CECT. Clearco sub-contracted to the Corporation part of its services up to February 2006.

      The Corporation also provided clearing, settlement and administrative services to the WCE Clearing Corporation until July 2005. The WCE Clearing Corporation is the issuer and guarantor of futures contracts and options-on-futures contracts traded on the Winnipeg Commodity Exchange (the "WCE"). The Corporation was not the guarantor of any contracts traded on the WCE.

1.    Significant accounting policies:

      These financial statements have been prepared in accordance with Canadian generally accepted accounting principles. The significant accounting policies are summarized below:

      (a)   Changes in accounting policies:

            On January 1, 2007, the Corporation  adopted the  recommendations of the Canadian Institute of Chartered  Accountants  ("CICA") Handbook:
            Section 1530, Comprehensive Income, Section 3251, Equity, Section 3855, Financial Instruments - Recognition and Measurement and
            Section 3861, Financial Instruments - Disclosure and Presentation. These new Handbook Sections, which apply to fiscal years beginning on or after October 1, 2006, provide comprehensive requirements for the recognition and measurement of financial instruments. Section 1530 also establishes standards for reporting and displaying comprehensive income. Comprehensive income is defined as the change in equity from transactions and other events from non-owner sources. Other comprehensive income refers to items recognized in comprehensive income, but that are excluded from net income calculated in accordance with generally accepted accounting principles.

CANADIAN DERIVATIVES
CLEARING CORPORATION
Notes to Consolidated Financial Statements, Continued

Years ended December 31, 2007, 2006 and 2005
(in thousands of dollars, except the number of shares)

================================================================================

1.    Significant accounting policies (continued):

      (a)   Changes in accounting policies (continued):

            Under Section 3855, all financial instruments are classified into one of the following five categories: held-for-trading, held-to-maturity investments, loans and receivables, available-for-sale financial assets or other financial liabilities. All financial instruments, including derivatives, are included in the consolidated balance sheet and are measured at fair value with the exception of loans and receivables, investments held-to-maturity and other financial liabilities, which are measured at amortized cost using the effective interest method of amortization. Subsequent measurement and recognition of changes in fair value of financial instruments depend on their initial classification. Held-for-trading financial investments are measured at fair value, and all gains and losses are included in net income in the period in which they arise. Available-for-sale financial instruments are measured at fair value with revaluation gains and losses included in other comprehensive income until the asset is removed from the balance sheet.

            As a result of the adoption of these new standards, the Corporation has classified its cash and cash equivalents and temporary investments as held-for-trading. Receivables, daily settlements due from clearing members, clearing members' cash margin deposits and clearing fund cash deposits are classified as loans and receivables. Accounts payable and accrued liabilities, daily settlements due to clearing members, clearing members' cash margin deposits and clearing fund cash deposits, including interest payable, are classified as other liabilities, all of which are measured at amortized cost.

            The adoption of these new standards resulted in an increase in retained earnings as at January 1, 2007 of $163, net of income taxes, resulting from the unrealized appreciation of temporary investments.

      (b)   Consolidation:

            The consolidated financial statements include the accounts of the Corporation and those of Clearco, a joint venture until December 19, 2005. The Corporation uses the proportionate consolidation method to account for its 50% ownership interest in the assets, liabilities, revenues, expenses and cash flows of the joint venture.

      (c)   Cash and cash equivalents:

            Cash and cash equivalents consist of liquid investments having an original maturity of three months or less and are carried at their fair value with changes in fair value being recorded in earnings in the periods in which they occur. Fair value is determined based on quoted market values.

CANADIAN DERIVATIVES
CLEARING CORPORATION
Notes to Consolidated Financial Statements, Continued

Years ended December 31, 2007, 2006 and 2005
(in thousands of dollars, except the number of shares)

================================================================================

1.    Significant accounting policies (continued):

      (d)   Temporary investments:

            Temporary investments consist of fixed income securities and are carried at fair value with changes in fair value being recorded in earnings in the periods in which they occur. Fair value is determined based in quoted market values.

      (e)   Daily   settlements  due  from  and  to  clearing   members  of  the
            Corporation:

            The amounts due from and to clearing members as a result of marking open futures positions to market and settling options transactions each day are required to be collected from or paid to clearing members prior to the commencement of trading the next day. The amounts due from clearing members are presented as an asset in the balance sheet and are not offset against amounts due to other clearing members, which are presented as a liability.

            As at December 31, 2007, the largest amount due from a clearing member was $10,917 ($3,044 in 2006), and the largest amount due to a clearing member was $9,251 ($2,139 in 2006).

      (f)   Capital assets:

            Capital assets are carried at historical cost. Amortization expense is provided over the following periods on a straight-line basis:

            ====================================================================
            Asset                                                         Period
            --------------------------------------------------------------------

            Computer development, hardware and software             3 to 5 years
            Furniture, fixtures and equipment                            5 years

            ====================================================================

            Leasehold   improvements   are  being  amortized  over  periods  not
            exceeding the term of the leases.

            Capital assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to estimated undiscounted future cash flows expected to be generated by the asset. If the carrying amount of an asset exceeds its estimated future cash flows, an impairment charge is recognized by the amount by which the carrying amount of the asset exceeds the fair value of the asset.

CANADIAN DERIVATIVES
CLEARING CORPORATION
Notes to Consolidated Financial Statements, Continued

Years ended December 31, 2007, 2006 and 2005
(in thousands of dollars, except the number of shares)

================================================================================

1.    Significant accounting policies (continued):

      (g)   Revenue recognition:

            Clearing revenue is recognized on the settlement date of the related transaction.

            Investment income is recognized in the period in which it is earned.
            Realized  and  unrealized   gains  and  losses  on  investments  are
            recognized in the period during which they occur.

      (h)   Government assistance:

            Government assistance relating to operating expenses is recognized into earnings when the related expenses are incurred.

      (i)   Foreign currency translation:

            Revenue and expenses denominated in foreign currencies are translated into Canadian dollars at the exchange rate prevailing at the time of the transaction. Monetary assets and liabilities are translated into Canadian dollars at the year-end exchange rate, whereas non-monetary items are translated at the exchange rate prevailing at the time of the transaction. Gains or losses are recognized in earnings.

      (j)   Income taxes:

            The Corporation follows the asset and liability method of accounting for income taxes. Under this method, future income tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the accounting value of existing assets and liabilities and their respective tax basis. Future income tax assets and liabilities are measured using enacted or substantively enacted tax rates in effect for the year in which those temporary differences are expected to be recovered or settled. The effect on future income tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment or substantive enactment date. Future income tax assets are recognized and, if realization is not considered "more likely than not", a valuation allowance is provided.

CANADIAN DERIVATIVES
CLEARING CORPORATION
Notes to Consolidated Financial Statements, Continued

Years ended December 31, 2007, 2006 and 2005
(in thousands of dollars, except the number of shares)

================================================================================

1.    Significant accounting policies (continued):

      (k)   Measurement uncertainty:

            The preparation of financial statements in conformity with Canadian generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.

            Significant areas requiring the use of management estimates relate to the provision for doubtful accounts receivable, the useful life of assets for amortization purposes and evaluation of their net recoverable amount and determination of the valuation allowance related to future income tax assets. Actual results could differ from those estimates.

2.    Interest in a joint venture:

      On July 7, 2004, the Corporation concluded an agreement with Oxen to develop clearing services of electricity forward contracts for its subsidiary, Clearco, of which the Corporation also acquired 50% of the capital stock for an amount of $300.

      The financial statements include the Corporation's proportionate share of the revenues, expenses and cash flows of the joint venture as follows for the year ended December 31, 2005:

      =========================================================================
                                                                           2005
      -------------------------------------------------------------------------

      Revenues                                                        $      12
      Net loss                                                             (213)
      Cash used in operations                                              (146)

      =========================================================================

      On December 19, 2005, the Corporation disposed of its investment in Clearco for a consideration of one dollar. This transaction generated a loss on disposal of investment of $21.

CANADIAN DERIVATIVES
CLEARING CORPORATION
Notes to Consolidated Financial Statements, Continued

Years ended December 31, 2007, 2006 and 2005
(in thousands of dollars, except the number of shares)

================================================================================

3.    Temporary investments:

      ===============================================================================================================
                                                                2007                                             2006
      ---------------------------------------------------------------------------------------------------------------

                         Effective yield to                         Effective interest
                       maturity rates as at                                rates as at
                               December 31,                     Fair      December 31,                          Fair
                                       2007       Cost         value              2006          Cost            value
      ---------------------------------------------------------------------------------------------------------------
      Federal bonds:
        Maturing in less than 1 year  4.36%    $ 1,893       $ 1,896             4.45%       $ 1,355          $ 1,358
        Maturing between 1 year
          and less than 3 years       4.05%      1,090         1,100               --             --               --
        Maturing between 3 years
          and less than 10 years      4.31%      2,268         2,271             4.28%         2,885            2,883
        Maturing in 10 years and
          more                          --          --            --             3.91%            61               62
      Provincial bonds:
        Maturing in less than 1 year  4.78%        304           304             4.35%           303              304
        Maturing between 1 year
          and less than 3 years       4.14%      1,086         1,102             4.17%           338              342
        Maturing between 3 years
          and less than 10 years      4.30%        798           815             4.34%           672              689
      Maturing in 10 years
        and more                        --          --            --             5.04%         2,083            2,277
      Corporate bonds:
        Maturing in less than 1 year    --          --            --             3.18%           102              103
        Maturing between 1 year
          and less than 3 years       4.98%        380           374             4.24%           481              481
        Maturing between 3 years
          and less than 10 years      5.06%      2,641         2,635             4.49%         1,568            1,572
        Maturing in 10 years
          and more                      --          --            --             5.49%           144              154

      ---------------------------------------------------------------------------------------------------------------
                                               $10,460      $ 10,497                         $ 9,992          $10,225
      ===============================================================================================================

4.    Clearing fund and members' margin deposits:

      Cash deposits of clearing members are held in the name of the Corporation and are disclosed in the balance sheet under Clearing members' cash margin deposits and Clearing fund cash deposits. Government securities, letters of credit and other securities are deposited by the clearing members with approved depositories under irrevocable agreements. Clearing members may also deposit letters of credit and escrow receipts directly with the Corporation.

CANADIAN DERIVATIVES
CLEARING CORPORATION
Notes to Consolidated Financial Statements, Continued

Years ended December 31, 2007, 2006 and 2005
(in thousands of dollars, except the number of shares)

================================================================================

4.    Clearing fund and members' margin deposits (continued):

      Clearing fund and margin deposits held by custodians, and of which the Corporation is the beneficiary, that are not included in the balance sheets as at December 31, are as follows:

      =========================================================================================================
                                                                                      2007                 2006
      ----------------------------------------------------------------------------------------------------------
      Margin deposits:
          Government securities, at face value                               $   2,342,753        $   1,794,482
          Letters of credit, at face value                                         334,120              186,392
          Equity securities (to cover short positions), at market value (1)      1,207,314            1,275,804

      ----------------------------------------------------------------------------------------------------------
                                                                             $   3,884,187        $   3,256,678
      ----------------------------------------------------------------------------------------------------------

      Clearing fund deposits:
          Government securities, at face value                               $     158,698        $     338,623
      =========================================================================================================

      (1) The market value is determined using the quotes on the market exchange on the last day of the year.

5.    Capital assets:

      =========================================================================================================
                                                                                                           2007
      ---------------------------------------------------------------------------------------------------------

                                                                               Accumulated             Net book
                                                                  Cost        amortization                value
      ---------------------------------------------------------------------------------------------------------
      Computer development, hardware
        and software                                    $       2,539        $       1,876        $         663
      Leasehold improvements                                      704                  606                   98
      Furniture, fixtures and equipment                           199                  194                    5

      ---------------------------------------------------------------------------------------------------------
                                                        $       3,442        $       2,676        $         766
      =========================================================================================================

CANADIAN DERIVATIVES
CLEARING CORPORATION
Notes to Consolidated Financial Statements, Continued

Years ended December 31, 2007, 2006 and 2005
(in thousands of dollars, except the number of shares)

================================================================================

5.    Capital assets (continued):

      =========================================================================================================
                                                                                                           2006
      ---------------------------------------------------------------------------------------------------------

                                                                               Accumulated             Net book
                                                                  Cost        amortization                value
      ---------------------------------------------------------------------------------------------------------
      Computer development, hardware
        and software                                    $       2,151        $       1,805        $         346
      Leasehold improvements                                      704                  584                  120
      Furniture, fixtures and equipment                           199                  191                    8

      ---------------------------------------------------------------------------------------------------------
                                                        $       3,054        $       2,580        $         474
      =========================================================================================================

      As at December 31, 2007, $579 of capital assets under development were recorded for which amortization has not yet been recognized ($158 in 2006).

6.    Income taxes:

      (a)   Income taxes:

            The provision for income taxes differs from the amount determined by applying the combined federal-provincial tax rate to earnings before income taxes as set out by laws.

            The reasons and tax consequences of this difference are as follows:

            ===================================================================================================
                                                                   2007                 2006               2005
            ---------------------------------------------------------------------------------------------------
            Earnings before income taxes                  $      10,278        $       9,464        $     5,630

            Tax rate as set out by laws                           33.73%               33.76%             33.59%

            ---------------------------------------------------------------------------------------------------
            Income taxes as computed                              3,467                3,195              1,891

            Change in valuation allowance                            --               (1,030)               (87)
            Adjustment to future tax assets and liabilities
              for enacted changes in tax rates                        7                  (20)                --
            Impact of joint venture's tax rate differential          --                   --                 56
            Provincial tax exemption                               (445)                (403)              (196)
            Other                                                   (21)                (103)                (1)

            ---------------------------------------------------------------------------------------------------
            Income taxes                                  $       3,008        $       1,639        $     1,663
            ===================================================================================================

CANADIAN DERIVATIVES
CLEARING CORPORATION
Notes to Consolidated Financial Statements, Continued

Years ended December 31, 2007, 2006 and 2005
(in thousands of dollars, except the number of shares)

================================================================================

6.    Income taxes (continued):

      (b)   Future income taxes:

            The tax consequences arising from temporary differences resulting in significant portions of future income tax assets and liabilities are as follows:

            ======================================================================================
                                                                          2007                2006
            --------------------------------------------------------------------------------------
            Future income tax assets:
                 Goodwill                                         $        951        $      1,023
                 Capital assets                                             73                  98
                 Capital losses available for carry-forward                 51                  51
                 Other                                                      25                  27

                 ---------------------------------------------------------------------------------
                 Future income tax assets                                1,100               1,199

            Valuation allowance                                            (51)                (51)

            --------------------------------------------------------------------------------------
            Future income tax assets, net                         $      1,049        $      1,148
            ======================================================================================

7.    Capital stock:

      ============================================================================================
                                                                         2007                 2006
      --------------------------------------------------------------------------------------------
      Authorized:
          150,000 common voting shares, without par value

      Issued:
          150,000 common shares                                      $    200           $      200
      ============================================================================================

CANADIAN DERIVATIVES
CLEARING CORPORATION
Notes to Consolidated Financial Statements, Continued

Years ended December 31, 2007, 2006 and 2005
(in thousands of dollars, except the number of shares)

================================================================================

8.    Commitments:

      The Corporation rents its premises under operating lease agreements expiring between 2012 and 2015.

      As at December 31, 2007, total minimum lease payments and minimum payments required for each of the following years under these commitments were as follows:

      =========================================================================================================
                                                                                                          Total
      ---------------------------------------------------------------------------------------------------------
      2008                                                                                            $     318
      2009                                                                                                  322
      2010                                                                                                  326
      2011                                                                                                  331
      2012                                                                                                  209
      2013 and after                                                                                        360

      ---------------------------------------------------------------------------------------------------------
      Total minimum payments                                                                          $   1,866
      =========================================================================================================

      The lease expense was $315 in 2007 ($316 and $378, in 2006 and 2005, respectively).

9.    Supplemental cash flow information:

      =========================================================================================================
                                                                  2007                2006                 2005
      ---------------------------------------------------------------------------------------------------------
      (a) Income taxes paid                             $       3,872        $       2,570        $       1,511
      =========================================================================================================

      (b) Net change in non-cash operating assets
          and liabilities:
               Receivables                              $         168        $        (349)       $         (41)
               Daily settlements due from clearing
                 members                                      (16,866)              15,055                1,657
               Clearing members' cash margin deposits           1,820               (1,271)               4,329
               Clearing fund cash deposits                     (8,142)             (10,802)              (3,461)
               Prepaid expenses                                    49                   58                  140
               Accounts payable, accruals
                 and deferred revenue                              73                  (32)                (233)
               Income tax expenses                               (788)                  49                  172
               Daily settlements due to clearing
                 members                                       16,866              (15,055)              (1,657)
               Clearing members' cash margin deposits          (1,820)               1,271               (4,329)
               Clearing fund cash deposits                      8,142               10,802                3,461
      ---------------------------------------------------------------------------------------------------------
                                                        $        (498)       $        (274)       $          38
      =========================================================================================================

CANADIAN DERIVATIVES
CLEARING CORPORATION
Notes to Consolidated Financial Statements, Continued

Years ended December 31, 2007, 2006 and 2005
(in thousands of dollars, except the number of shares)

================================================================================

9.    Supplemental cash flow information (continued):

      ======================================================================================================
                                                              2007                 2006                 2005
      ------------------------------------------------------------------------------------------------------
      (c) Non-cash investing activities:
            Purchase of capital assets financed
              through accounts payable               $           3        $         238        $         100
      ======================================================================================================

      (d) Non-cash financing activities:
            Dividend payable                         $          --        $       5,000        $       5,000
      ======================================================================================================

10.   Government assistance:

      On April 9, 2001, the ministere des Finances du Quebec (the "Ministere") announced the application of tax measures to support the financial sector in the province of Quebec, including, among others, clearing houses such as the Corporation. These measures provide income tax exemption, capital tax exemption, and an exemption from employer contributions to the Health Services Fund relating to the eligible activities carried out by the Corporation for the period from October 1, 2000 to December 31, 2010. On June 12, 2003, the Ministere reduced these exemptions by 25%. These exemptions, other than the income tax exemption, totaled approximately $59 in 2007 ($63 and $64 in 2006 and 2005, respectively).

11.   Related party transactions:

      During the year ended December 31, 2007, MX provided personnel, premises and certain other services to the Corporation for a total amount of $3,352 ($1,299 and $463 in 2006 and 2005, respectively) recorded at the exchange amount, being the amount established and agreed to by the Corporation. These transactions were undertaken in the normal course of business. An amount of $65 payable to MX is included in accounts payable as at December 31, 2007 ($59 in 2006).

      The Corporation paid management fees to MX in the amount of $600 ($800 and $700 in 2006 and 2005, respectively).

      In 2005, the Corporation had operations in the normal course of business with its joint venture, Clearco, for an amount of $433.

CANADIAN DERIVATIVES
CLEARING CORPORATION
Notes to Consolidated Financial Statements, Continued

Years ended December 31, 2007, 2006 and 2005
(in thousands of dollars, except the number of shares)

================================================================================

12.   Financial instruments:

      (a)   Credit risk:

            The Corporation reviews a customer's credit history before extending credit and conducts regular reviews of its existing customers' credit performance. An allowance for doubtful accounts is established based upon factors surrounding the credit risk of specific customers, historical trends and other information.

      (b)   Interest rate risk:

            Any fluctuation in market interest rates will cause the return on cash and cash equivalents and temporary investments and the fair value of temporary investments to vary either upward or downward.

      (c)   Fair value of financial instruments:

            The carrying amount of receivables, clearing members' cash deposits (assets and liabilities), clearing fund cash deposits (assets and liabilities), daily settlements due from/to clearing members and accounts payable and accruals approximates their fair value due to the near-term maturity of those instruments.

      (d)   Concentration of credit risk:

            Approximately 56% of the Corporation's revenues for the year ended December 31, 2007 were generated by five clearing members on behalf of numerous clients (54% and 51% in 2006 and 2005, respectively).

13.   Risk management:

      In its role of clearing house, the Corporation assumes the obligations that arise from a defaulting member's derivative positions. The
      Corporation employs various techniques to minimize its exposure in the event of such default. The principal technique is the collection of risk-based margin deposits in the form of cash, letters of credit, equities and liquid government securities (note 4). Should a clearing member fail to meet a daily margin call or otherwise not honour his obligations under open futures and options contracts, margin deposits would be available to apply against costs incurred by the Corporation in liquidating the positions.

CANADIAN DERIVATIVES
CLEARING CORPORATION
Notes to Consolidated Financial Statements, Continued

Years ended December 31, 2007, 2006 and 2005
(in thousands of dollars, except the number of shares)

================================================================================

13.   Risk management (continued):

      The Corporation's margining system is complemented by a stress test reporting system, which is part of its Capital Monitoring Program. This process, introduced in 2000, evaluates the financial strength of the members to meet margin requirements that may result from a sudden adverse change in the market. Members' portfolios are subject to these stress tests, and those members who fail to meet the criteria established by the Corporation are required to deposit a stress margin.

      The Corporation also maintains a clearing fund through deposits of cash and securities from clearing members (note 4). This fund is available in the event that the cost of liquidating a defaulting member's positions exceeds the margin deposits collected from that member. The aggregate level of clearing funds required to be deposited by each clearing member is 12% of the largest aggregate daily margin requirement of that clearing member over the preceding calendar month.

      If, on a member default, further funding is necessary to complete the liquidation, the Corporation has the right to require members to contribute an additional amount equal to their previous contribution to the clearing fund.

      The Corporation has arranged a total of $30,000 in revolving standby credit facilities with a Canadian Schedule I bank to provide liquidity in the event of default by a clearing member. Borrowings under the facilities, which are required to be collateralized, bear interest based on the bank's prime rate plus 0.75%. These facilities have not been utilized since the date they were established.

CANADIAN DERIVATIVES
CLEARING CORPORATION
Notes to Consolidated Financial Statements, Continued

Years ended December 31, 2007, 2006 and 2005
(in thousands of dollars, except the number of shares)

================================================================================

14. Reconciliation of Canadian generally accepted accounting principles to those of the United States:

      The Corporation's financial statements were prepared in accordance with Canadian generally accepted accounting principles ("Canadian GAAP"). The principal differences between Canadian GAAP and United States generally accepted accounting principles ("United States GAAP") are presented below.

      Investments:

      United States GAAP require securities to be classified as either held for trading, held to maturity or available for sale. Until December 31, 2006, the Corporation had classified all investments as available for sale under United States GAAP, which are carried on the balance sheet at their fair value. Other-than-temporary declines in the fair value of available-for-sale securities are recognized in United States GAAP earnings based on market values; declines in fair values are generally presumed to be other than temporary if they have persisted over several quarters. The unrealized gains and losses on available-for-sale securities, net of related income taxes, are recorded in other comprehensive income until realized.

      Beginning January 1, 2007, and in order to harmonize the United States GAAP treatment of investments with the new Canadian accounting standards for financial instruments (note 1 (a)), the Corporation has classified all new investments as being held for trading, which are carried on the balance sheet at fair value with changes in fair value being recorded in earnings in the periods in which they occur. Fair value is determined on quoted market values. There are no differences between Canadian GAAP and United States GAAP for the Corporation's held-for-trading securities for 2007.

      As at December 31, 2007, the unrealized loss on securities classified as available-for-sale up to December 31, 2006 totals $14 (unrealized gain of $233 and $257 in 2006 and 2005, respectively), and the related decrease in future income tax liabilities is $(4) (an increase of $69 and $78 in 2006 and 2005, respectively). This loss will be recorded in earnings, restated under United States GAAP, when it will be realized.

CANADIAN DERIVATIVES
CLEARING CORPORATION
Notes to Consolidated Financial Statements, Continued

Years ended December 31, 2007, 2006 and 2005
(in thousands of dollars, except the number of shares)

================================================================================

14. Reconciliation of Canadian generally accepted accounting principles to those of the United States (continued):

      The use of United States GAAP would have had the following effects on net earnings:

      ========================================================================================================
                                                                2007                 2006                 2005
      --------------------------------------------------------------------------------------------------------
      Net earnings in accordance
        with Canadian GAAP                             $       7,270        $       7,825        $       3,967
      Loss on available-for-sale
        securities                                               247                   --                   --
      Future income taxes                                        (73)                  --                   --

      --------------------------------------------------------------------------------------------------------
      Net earnings in accordance
        with United States GAAP                        $       7,444        $       7,825        $       3,967
      ========================================================================================================

      The use of United States GAAP would have had the following effects on the shareholder's equity as reported:

      ========================================================================================================
                                                                  2007                                    2006
                                           Canada        United States              Canada       United States
      --------------------------------------------------------------------------------------------------------
      Capital stock                 $         200       $          200       $         200       $         200
      Retained earnings                    12,346               12,356              10,913              10,913
      Accumulated other
        comprehensive (loss)
        income                                 --                  (10)                 --                 164
      ========================================================================================================

CANADIAN DERIVATIVES
CLEARING CORPORATION
Notes to Consolidated Financial Statements, Continued

Years ended December 31, 2007, 2006 and 2005
(in thousands of dollars, except the number of shares)

================================================================================

14. Reconciliation of Canadian generally accepted accounting principles to those of the United States (continued):

      Comprehensive income:

      The use of United States GAAP would have had the following effects on the other comprehensive income.

      =========================================================================================================
                                                                 2007                 2006                 2005
      ---------------------------------------------------------------------------------------------------------
      Net earnings, restated in accordance
        with United States GAAP                         $       7,444        $       7,825        $       3,967

      (Loss) gain on available-for-sale
        securities                                               (247)                 (24)                 102
      Future income taxes                                          73                    9                  (31)

      ---------------------------------------------------------------------------------------------------------
      Other comprehensive (loss) income                          (174)                 (15)                  71

      ---------------------------------------------------------------------------------------------------------
      Comprehensive income in
        accordance with
        United States GAAP                              $       7,270        $       7,810        $       4,038
      =========================================================================================================

                                   SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-20 and has duly caused this Post-Effective Amendment No. 30 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Montreal, Province of Quebec on March 28, 2008.

                                   Canadian Derivatives Clearing Corporation


                                   By: /s/ Michel Favreau
                                       ----------------------------------------
                                       Michel Favreau
                                       Senior Vice President and Chief Clearing
                                       Officer

      Pursuant to the requirements of the Securities Act of 1933, the Authorized Representative has duly caused this Post-Effective Amendment No. 30 to the registration statement to be signed on its behalf by the undersigned, solely in its capacity as the duly authorized representative of the Corporation in the United States, on March 28, 2008.

                                   Canadian Derivatives Clearing Corporation
                                   (U.S.A.) Inc.


                                   By: /s/ Michel Favreau
                                       -------------------------------------
                                       Michel Favreau
                                       President and Chief Executive Officer

      Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 30 to the registration statement has been signed by the following persons in the capacities listed on March 28, 2008.

          Signature                                      Title
----------------------------       ---------------------------------------------

/s/ Michel Favreau                 Senior Vice President, Chief Clearing Officer
----------------------------       and Director (principal executive officer)
Michel Favreau

/s/ Alain Miquelon                 Treasurer
----------------------------       (principal financial officer)
Alain Miquelon                     (principal accounting officer)


/s/ Stephen J. Elgee               Chairman, Board of Directors
----------------------------
Stephen J. Elgee

/s/ Luc Bertrand                   Director
----------------------------
Luc Bertrand

/s/ Claude Turcot                  Director
----------------------------
Claude Turcot

/s/ Marie-Claude Beaulieu          Director
----------------------------
Marie-Claude Beaulieu

/s/ Peter Copestake                Director
----------------------------
Peter Copestake

                                LIST OF EXHIBITS

Exhibit        Description
-------        -----------

   5           Opinion and Consent of the General Counsel of the Corporation

   23          Consent of KPMG LLP